INVESTOR CONTACT
Bruce Foster
4Kids Entertainment, Inc.
(646) 822 – 4258
bfoster@4kidsent.com

4Kids Entertainment Chairman and CEO, Alfred R Kahn, Retires

Director Michael Goldstein Named Interim Chairman

NEW YORK (January 11, 2011) – 4Kids Entertainment, Inc. (Pink Sheets: KIDE), the global children’s entertainment and merchandise licensing company, announced today that its long time Chairman and Chief Executive Officer, Alfred R. Kahn has retired and will be leaving the company today.

The Board of Directors has appointed Director Michael Goldstein as the interim Chairman of 4Kids. The company will be conducting a search for a new CEO.

 “I want to thank Al Kahn for his years of service at 4Kids as its Chairman and Chief Executive Officer” said Michael Goldstein. “Under his leadership, 4Kids served as the merchandise licensing agent for some of the most successful properties of the last two decades such as Nintendo, Pokémon, Yu-Gi-Oh!, Teenage Mutant Ninja Turtles and Cabbage Patch Kids. We wish Al success in his future endeavors”.

“After almost 25 years, I have reached the point in my career where I want to relinquish my responsibilities at 4Kids. The last several years have been particularly difficult and demanding with the business of 4Kids being buffeted by the financial crisis. After helping steer the company through challenging times, I have decided that it is the right moment for me to retire. I believe that going forward, Michael Goldstein and the team of experienced 4Kids executives will do an excellent job for our clients and for our shareholders”.

Michael Goldstein, 69, has been a Director of 4Kids since March 2003.  Mr. Goldstein has extensive experience in the toy and merchandise licensing business. He served as Chairman of the Board of Directors of Toys “R” Us, Inc., a global toy retailer, from 1997 to 2001, and Vice Chairman and Chief Executive Officer of Toys “R” Us, Inc from 1994 to 1998.

“We have an exciting year ahead with a Yu-Gi-Oh! 3-D movie scheduled for release in the U.S. in late February 2011. We are encouraged by the performance of our five-hour Saturday morning block of Japanese animation, called “Toonzai on CW 4Kids”, our website 4Kids.tv and our new video portal “Toonzaki”. 4Kids is also negotiating for merchandise licensing rights and television broadcast rights to a number of promising new properties which we hope will create future revenue streams for the company,” said Mr. Goldstein.

 4Kids is also continuing to explore a variety of strategic alternatives, including a review of the capital structure of the business and a possible sale of all or a portion of the company’s stock or business. There can be no assurance that any such transaction will occur.

About 4Kids Entertainment, Inc.
With U.S. headquarters in New York City, and international offices in London, 4Kids Entertainment, Inc. (Pink Sheets: KIDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties. Additionally, the company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the company's properties and other factors could cause actual results to differ materially from the company's expectations.